Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atossa Genetics Inc.

Seattle, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 4 to Form S-1 of our report dated March 16, 2017 (except as to Note 11, which is as of March 20, 2017), relating to the consolidated financial statements of Atossa Genetics Inc., appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Seattle, Washington

March 28, 2017